Exhibit 10.24

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 3rd day of June, 2007, by and between BankFIRST, a Florida banking corporation (“Company”) and Julie Kleffel (the “Executive”).

BACKGROUND

The purpose of this Agreement is to further strengthen the Executive’s association with the Company and BankFIRST (the “Bank”). This Agreement also recognizes the competitive pressures in the marketplace for quality employees and seeks to encourage the Executive’s retention as a valued employee of the Bank. As the benefits provided by the Company to Executive in this Agreement represent an aspect of Executive’s compensation, Executive’s continued employment is deemed consideration for this Agreement. Accordingly, Company and the Executive, intending to be legally bound, hereby agree as follows:

1. This Agreement contains the entire understanding of the parties hereto and supersedes in all respects any prior agreements or understandings between the Company and the Executive relating to subject matter hereof, including, without limitation, the Non-Competition and Change of Control Agreement between the Executive and the Company dated as of [January 18, 2006], which shall be of no further force or effect.

2. Executive Salary. Effective January 1, 2007, the Executive salary shall be $94,000 per annum, paid on the same schedule as all other Bank employees. In addition, the Employee shall, as further consideration for this Agreement, continue to be included in the bonus pool and will be eligible to participate in the proposed stock grant program as shown on Exhibit “A” when same is adopted by the board of directors.

3. Noncompetition and Nonsolicitation. In consideration of the benefits set forth herein in paragraphs 2 and 4, the Executive agrees that for a period of one year following the earlier of (a) the termination of the Executive’s employment with the Bank for any reason whatsoever except if terminated by the Bank without cause or (b) the termination of the Executive’s employment with the Bank within one (1) year following a Change in Control, the Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, director, officer, consultant, agent or employee) of any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within Orange, Lake and Seminole Counties in Florida. In addition, during such one-year period, the Executive agrees that the Executive will not (a) solicit for employment by the Executive or anyone else, or employ, any employee of the Bank or any person who was an employee of the Bank within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee in the Bank to terminate such employee’s employment with the Bank; (c) induce, or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, to compete with the Bank; or (d) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or any controlled by an employee of the Executive, to do any of the foregoing.

The Executive’s employment shall be deemed to have been terminated for cause if as a result of the Executive’s (i) failure to comply with the policies of the Bank established from time to time; (ii) engaging in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary or any other conduct which in any such case may adversely affect the business or reputation of the Bank; (iii) knowingly violating any banking law or regulation; (iv) becoming subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Bank, or being convicted of a crime involving moral turpitude; (v) filing, or having filed against the Executive, any petition under the Federal bankruptcy laws of any state insolvency laws, or (vi) the Employee’s gross negligence or the willful and continued failure to perform his/her material duties with respect to the Employer or its affiliates, which continues beyond ten (10) business days after a written demand for substantial performance specifying such failure(s) is received by Employee from the Employer.

4. Change in Control Rights. If the Executive is employed by the Bank at the closing of a Change in Control, and the Executive is terminated without cause within one (1) year from such Change in Control, then the Executive shall have the right to receive upon the termination of the Executive’s employment, a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to one times the Executive’s annual base salary prior to such Change in Control plus one year of health and dental benefits as same existed on termination date subject to any modifications of the group policies by Employer.

5. Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if an entity or person (including a “Group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934)

which does not beneficially own any shares of common stock of the Company (“Company Stock’,) or the top tier bank holding company that owns the Company (“Parent Stock”), as of the date hereof, becomes the beneficial owner (as defined in Rule 13d-3 promulgated thereunder) of shares of Company Stock or Parent Stock having 50% or more of the total number of votes that may be cast for the election of directors of the Company or Parent, as the case may be. For greater certainty, the closing of the merger transaction on or about April 18, 2007 will not constitute a “Change in Control” for purposes of this Agreement.

6. Term of Employment. The Executive shall be employed by the Company for the two (2) year period commencing on the Closing Date on the terms and subject to the conditions set forth in this Agreement (including the provisions of Section 7), and provided the Executive’s employment under this Agreement has not been terminated prior to the second anniversary of the Closing Date, the Executive’s employment under this Agreement shall be automatically extended thereafter for an additional one (1) year period, unless the Company or the Executive provides the other party hereto at least sixty (60) days’ prior written notice that the Employment Term shall not be so extended (such initial two (2) year term and any subsequent extension thereof, the “Employment Term”).

7. Miscellaneous.

(a) If litigation shall be brought to enforce or interpret any provision contained herein (including, but not limited to any court-ordered mediation, or appellate proceeding), the prevailing party in such proceeding shall be entitled to recover from the other party its or his costs and expenses incurred (including reasonable attorneys’ fees).

(b) This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s estate, but may not be assigned or pledged by the Executive. The Company’s obligations are assignable to any third party or to any person, or to a successor of the Company, upon a Change in Control.

(c) This Agreement may be modified only by an agreement in writing executed by both of the parties hereto.

(d) All notices and other communications hereunder shall be in writing hereunder and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	BankFIRST
1031 West Morse Boulevard
Winter Park, Florida 32789
Attention: Donald J. McGowan
President and Chief Executive Officer

If to the Executive: At the address set forth at the end of this Agreement or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and other communications shall be effective when actually received by the addressee.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court situated in Orange County, Florida, and by the execution of this Agreement the parties hereby agree to the personal jurisdiction of such court.

(f) Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original, but all of which shall constitute one instrument.

(g) Effect on Employment Status. Nothing in this Agreement is intended to alter Employee’s at-will status with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BANKFIRST

By:	/s/ Donald J. McGowan

Its:	President and CEO

EXECUTIVE

/s/ Julie Kleffel

Exhibit A

2007

Potential Executive Incentive Plan and

Restricted Stock Grant

for

Julie Kleffel

2007 Salary $94,000

% of Budget

	79%	88%	90%	100%	112%	128%
$ Pre Tax Earnings	6,320,000	6,800,000	7,200,000	8,000,000	8,960,000	10,000,000

$ Bonus Payout (1)	7,050	8,836	10,528	14,100	18,800	23,500
% of Salary	(7.5%)	(9.4%)	(11.2%)	(I5%)	(20%)	(25%)

$ Restricted Stock Grant (2)	-0-	17,000	18,000	20,000	22,400	25,000
# of shares	-0-	1,700	1,800	2,000	2,240	2,500

Total Potential $ Value	7,050	25,836	28,528	34,100	41,200	48,500

(1)

•	Subject to terms and conditions of Executive Incentive Plan agreement.

•	Potential incentive plan payout assumes 100% achievement of all personal performance objectives.

(2)

•	Subject to terms and conditions of stock grant agreement and equity incentive plan.

•	2007 stock grants to be awarded on the basis of $10 per share.

•	Three year vesting schedule.

•	A taxable event will take place when vesting occurs unless an election is made within 30 day of the grant date. Please consult with your personal tax advisor.

•

Potential stock grant award illustrated above, assuming 100% achievement of all personal performance objectives used in Executive Incentive Program. Stock grants will be computed in the same manner as the Executive Incentive Plan (that is on the basis of 2007 financial performance).

•	Subject to approval of BankFIRST compensation committee and board of directors of The Bankshares.